EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors

Acasti Pharma Inc.

We consent to the use of our audit report dated May 21, 2013, on the financial statements of Acasti Pharma Inc. (the “Company”), which comprise the statements of financial position as at February 28, 2013 and February 29, 2012, the statements of earnings and comprehensive loss, changes in equity and cash flows for each of the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, incorporated herein by reference, which report appears in the annual report on Form 40-F of the Company for the fiscal year ended February 28, 2013. Our report contains an emphasis of matter paragraph that states that the Company has incurred operating losses and negative cash flows from operations since inception, and the existence of a material uncertainty that casts substantial doubt about the Company’s ability to continue as a going concern.

/s/ KPMG LLP

September 25, 2013

Montreal, Canada

*	CPA, auditor, CA, public accountancy permit No. A119178